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                        [Form of Global Certificate]

COMMON STOCK                                                   COMMON STOCK


                      UBS Private Investor Funds, Inc.


            INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND


                    THE ___________________ FUND SERIES



THIS IS TO CERTIFY THAT


                     _____________________________________
                               (stockholder)


is the owner and registered Holder of ______________ (number of shares) fully paid and non-assessable shares of the common stock, par value $.001 per share (the "Shares"), of The _________________ Fund Series of UBS Private Investor Funds, Inc., a Maryland corporation (the "Corporation"). This Certificate and the Shares represented hereby are issued and shall be held subject to the provisions of the General Corporation Law of the State of Maryland (the "MGCL") and the Articles of Incorporation and Bylaws of the Corporation, as they may be amended from time to time.


            The Corporation has authority to issue stock of more than one class or series. Each such class or series may have unique designations, preferences, limitations, restrictions, liquidation rights, qualifications, terms and conditions of redemption and other rights. The Corporation will furnish a full statement of such rights and limitations, as required by
Section 2-211 of the MGCL, to any stockholder on request and without charge.


            This certificate is not valid unless manually countersigned by the Transfer Agent.


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            WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated


_________________________           ________________________
        SECRETARY                            PRESIDENT



                        _____________________________
                                TRANSFER AGENT



                     By ______________________________
                             Authorized Officer